Filed Pursuant to Rule 424(b)(5)
Registration No. 333-239175

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2020

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 15, 2020)

30,000,000 Shares

CAESARS ENTERTAINMENT, INC.

Common Stock

We are offering 30,000,000 shares of our common stock (the “offering”). Throughout this prospectus supplement, we refer to our common stock, $0.00001 par value per share, as our “common stock” and shares of our common stock as our “shares.” We have also granted the underwriters (the “underwriters”), an option to purchase up to an additional 4,500,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Our shares are listed on the NASDAQ Stock Market under the symbol “CZR.” The last reported closing price of our shares on the NASDAQ Stock Market on September 25, 2020 was $57.07 per share.

We intend to use the net proceeds from this offering of our common stock (including any net proceeds resulting from the underwriters’ exercise of their option as referenced above) for general corporate purposes, including to finance a portion of the Possible William Hill Acquisition (as defined herein). This offering of common stock is not contingent on the consummation of the Possible William Hill Acquisition, and the consummation of the Possible William Hill Acquisition is not contingent on the consummation of this offering, and, as a result, it is possible that this offering occurs and the Possible William Hill Acquisition does not occur and vice versa, and we cannot give you any assurances that the Possible William Hill Acquisition will be consummated on the terms described herein or the time frame contemplated herein, or at all. See “Use of Proceeds.”

Neither the U.S. Securities and Exchange Commission, any state securities commission, any state gaming commission nor any other gaming authority or other regulatory agency has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(2)
Public Offering Price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting (Conflicts of Interest)” for a description of the compensation payable to the underwriters.
(2)	Assumes no exercise of the underwriters’ option to purchase additional shares of our common stock as described above.

Investing in our shares involves risks. Please carefully consider the “Risk Factors” beginning on page S-10 of this prospectus supplement, and the “Risk Factors” section contained in the accompanying prospectus, and the documents incorporated by reference herein and therein.

The underwriters expect to deliver the shares on or about                    , 2020.

Joint Lead Book-Running Managers

Deutsche Bank Securities	J.P. Morgan

The date of this prospectus supplement is                    , 2020.

Prospectus Supplement

Prospectus

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We have not authorized anyone to provide any information other than that contained in, or incorporated by reference in, this prospectus supplement, the accompanying prospectus, or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We and the underwriters do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information, and we are not, and the underwriters are not, making an offer to sell or transfer the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the respective front cover of this prospectus supplement and the accompanying prospectus, as applicable, or, in the case of information incorporated by reference, the date of the applicable incorporated document, or, in each case, any earlier date as may be specified for such information, regardless of the time of delivery of the prospectus supplement and the accompanying prospectus, as applicable or any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus supplement and the accompanying prospectus, as applicable, or such other date.

For investors outside of the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement outside of the United States.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s “shelf” registration process. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The accompanying prospectus gives more general information, some of which may not apply to the shares offered by this prospectus supplement and the accompanying prospectus. Both this prospectus supplement and the accompanying prospectus include important information about us, our shares and other information you should know before investing in our shares. Generally, when we refer to this document, we are referring to both parts of this document combined. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in the accompanying prospectus-the statement in the document having the later date modifies or supersedes the earlier statement.

Before purchasing any shares, you should read carefully both this prospectus supplement and the accompanying prospectus, together with the documents incorporated or deemed incorporated by reference herein and therein (as described below under the heading “Incorporation of Certain Documents by Reference”), any related free writing prospectus and the additional information described below under the heading “Where You Can Find Additional Information.”

Unless the context requires otherwise, references to “Caesars,” the “Company,” “we,” “us,” “our” or similar terms are to Caesars Entertainment, Inc., a Delaware corporation formerly known as Eldorado Resorts, Inc., and its subsidiaries. “Former Caesars” refers to Caesars Holdings, Inc., a Delaware corporation formerly known as Caesars Entertainment Corporation, and its subsidiaries, which we acquired by merger on July 20, 2020 (the “Merger”). References to “$” and “dollars” are to United States dollars. References to “Legacy ERI” refer to Eldorado Resorts, Inc. prior to the Merger.

PRESENTATION OF FINANCIAL INFORMATION

We present “Adjusted EBITDA” (as described under “Summary—Preliminary Third Quarter 2020 Results”) in this prospectus supplement as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. This metric is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and any analysis of non-GAAP financial measures should be used only together with results presented in accordance with GAAP. However, we believe that this non-GAAP supplemental information will be helpful in understanding our ongoing operating results.

Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, payments under master leases and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

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TRADEMARKS

We have proprietary rights to trademarks used in the information incorporated by reference into this prospectus supplement, which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in the information incorporated by reference in this prospectus supplement may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement is the property of its respective holder.

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IMPORTANT INFORMATION AND CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are included throughout the document, including within “Summary,” “Risk Factors” and sections containing pro forma financial and other data and relate to the proposed transactions described herein and to our business strategy, our prospects and our financial position (including after giving effect to the proposed transactions). These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “might,” “may,” “will,” “could,” “should,” “would” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward looking statements may include, but are not limited to, statements regarding: the impact of COVID-19 on our business and financial condition (including the preliminary, estimated figures described under “Summary—Recent Developments—Preliminary Third Quarter 2020 Results”); projections of future results of operations or financial condition; pro forma financial and other data; our ability to consummate the acquisition of William Hill; expectations regarding our business and results of operations of our existing casino properties and prospects for future development; expectations regarding trends that will affect our market and the gaming industry generally and the impact of those trends on our business and results of operations; our ability to comply with the covenants in the agreements governing our outstanding indebtedness and leases; our ability to meet our projected debt service obligations, operating expenses, rent obligations and maintenance capital expenditures; expectations regarding availability of capital resources; our intention to pursue development opportunities, including the development of a mixed-use entertainment and hospitality destination expected to be located on unused land adjacent to the Pompano casino and racetrack, and additional acquisitions and divestitures; our ability to realize the anticipated benefits of the acquisition of Former Caesars; our ability to obtain financing for, and realize the anticipated benefits of, the acquisition of William Hill and the disposition of MontBleu and future development and acquisition opportunities; and the impact of regulation on our business and our ability to receive and maintain necessary approvals for our existing properties and future projects and operation of online sportsbook, poker and gaming. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.

Any forward-looking statements are based upon underlying assumptions, including any assumptions mentioned with the specific statements, as of the date such statements were made. Such assumptions are in turn based upon internal estimates and analyses of market conditions and trends, management plans and strategies, economic conditions and other factors. Such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control, and are subject to change. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend upon future circumstances that may not occur. Actual results may differ materially from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. Forward-looking statements should not be regarded as a representation by us or any other person that the forward-looking statements will be achieved. Undue reliance should not be placed on any forward-looking statements.

Some of the contingencies and uncertainties to which any forward-looking statement contained herein are subject include, but are not limited to, the following: (a) the extent and duration of the impact of the global COVID-19 public health emergency on the Company’s business, financial results and liquidity; (b) the impact and cost of new the operating procedures implemented at the Company’s casinos following their reopening; (c) the impact of actions we have undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 public health emergency, which could negatively impact guest loyalty and our ability to attract and retain our employees; (d) the impact of the COVID-19 public health emergency and resulting unemployment and changes in general economic conditions on discretionary consumer spending and customer demand; (e) our substantial indebtedness and significant financial commitments, including our obligations under

S-v

our lease arrangements, could adversely affect our results of operations and our ability to service such obligations, react to changes in our markets and pursue development and acquisition opportunities; (f) restrictions and limitations in agreements governing our debt and leased properties could significantly affect our ability to operate our business and our liquidity; (g) risks relating to payment of a significant portion of our cash flow as debt service and rent under our lease obligations; (h) financial, operational, regulatory or other potential challenges that may arise as a result of leasing of a number of our properties; (i) our facilities operate in very competitive environments and we face increasing competition including through legalization of online betting and gaming; (j) uncertainty regarding legalization of betting and online gaming in the jurisdictions in which we operate and conditions applicable to obtaining the licenses required to enable our betting and online gaming partners to conduct betting and gaming activities; (k) the ability to identify suitable acquisition opportunities and realize growth and cost synergies from any future acquisitions; (l) future maintenance, development or expansion projects will be subject to significant development and construction risks; (m) our gaming operations are highly regulated by governmental authorities and the cost of complying or the impact of failing to comply with such regulations; (n) changes in gaming taxes and fees in jurisdictions in which we operate; (o) risks relating to pending claims or future claims that may be brought against us; (p) changes in interest rates and capital and credit markets; (q) our ability to comply with covenants in our debt documents and lease arrangements; (r) the effect of disruptions to our information technology and other systems and infrastructure; (s) our ability to attract and retain customers; (t) weather or road conditions limiting access to our properties; (u) the effect of war, terrorist activity, acts of violence, natural disasters, public health emergencies and other catastrophic events; (v) the intense competition to attract and retain management and key employees in the gaming industry; and (w) other factors included in “Risk Factors,” of this prospectus, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the SEC.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

S-vi

SUMMARY

This summary highlights selected information about us and this offering appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein and therein. This summary may not contain all of the information that you should consider before making an investment decision. You should read carefully the more detailed information included or referred to under the headings “Risk Factors” and “Important Information and Cautionary Statement Regarding Forward-Looking Statements” of this prospectus supplement and the other information included in this prospectus supplement, the accompanying prospectus, the documents incorporated or deemed incorporated by reference herein and therein, including our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and any related free writing prospectus before deciding to invest in our common stock.

The Company

We are a geographically diversified gaming and hospitality company founded in 1973 by the Carano family with the opening of the Eldorado Hotel Casino in Reno, Nevada and in 1993 partnered with MGM Resorts International to build Silver Legacy Resort Casino in Reno, Nevada. Beginning in 2005, we grew through a series of acquisitions, including the acquisition of Eldorado Shreveport in 2005, MTR Gaming Group, Inc. in 2014, Circus Circus Reno and the 50% membership interest in the Silver Legacy that was owned by MGM Resorts International in 2015, Isle of Capri Casinos, Inc. in 2017 and Grand Victoria Casino and Tropicana Entertainment, Inc. in 2018.

On July 20, 2020, we completed the Merger in which a wholly-owned subsidiary of the Company merged with and into Caesars Entertainment Corporation (“Former Caesars”) with Former Caesars surviving as a wholly-owned subsidiary of the Company. Following the Merger, we currently own, lease or manage an aggregate of 54 domestic properties in 16 states with approximately 3.6 million square feet of gaming space, approximately 64,000 slot machines, video lottery terminals (“VLTs”) and e-tables, approximately 3,000 table games, approximately 47,000 hotel rooms and approximately 300 restaurant and bar outlets and two premier nightclubs. We also have international operations in five countries outside of the U.S. Our primary source of revenue is generated by gaming operations, and we utilize our hotels, restaurants, bars, entertainment, racing, sportsbook offerings, retail shops and other services to attract customers to our properties.

In connection with the Merger, Caesars Entertainment Corporation changed its name to “Caesars Holdings, Inc.” and Eldorado Resorts, Inc. converted into a Delaware corporation and changed its name to “Caesars Entertainment, Inc.” In addition, effective as of July 21, 2020 our ticker symbol on the NASDAQ Stock Market changed from “ERI” to “CZR”.

Our Business Strategy

Focus on our World Class Gaming and Entertainment Assets

As one of the largest Gaming and Entertainment companies in the United States, we offer a set of assets to our customer base that we believe are unmatched in our industry. Our portfolio of iconic assets located at the center of the Las Vegas Strip are complemented by our extensive regional portfolio allowing our customers to have access to our brands and outstanding service while on vacation or closer to home. In addition, our properties have approximately 1.9 million aggregate square feet of convention space available for our meetings and convention customers.

Within our properties, we strive to have a mix of outstanding entertainment acts, fun and exciting food and beverage offerings, and some of the newest slot titles available. Our team members are focused on providing the best service experience for our customers and we strive to differentiate ourselves in this area.

We believe that due to the combination of our physical assets, our product offerings, and our outstanding team members, we have a high level of customer loyalty, which we believe results in a fair-share premium.

Continue to enhance the Caesars Rewards Program

We feature the industry-leading customer loyalty program, Caesars Rewards, which includes approximately 60 million members and is accepted at all of our operated and managed casinos in the United States. Legacy ERI loyalty club members are able to link their account to Caesars Rewards. Members can earn additional Reward Credits when they use their Caesars Rewards VISA credit card or make a purchase through a Caesars Rewards partner. Members can redeem their earned Reward Credits for hotel amenities, casino free play and other items such as merchandise, gift cards and travel.

We believe Caesars Rewards enables us to capture a larger share of our customers’ entertainment spending when they travel across regions versus that of a standalone property, which is core to our cross-market strategy. Given our historical investments in customer relationship management technology and a broad geographic footprint, we believe that we have strong capabilities in stimulating new and existing customer demand. Following the Merger, members in more locations around the United States can now participate in Caesars Rewards, further increasing the value proposition as they travel for business or leisure.

(1) Based on 2019 population per SNL; rank based on total population size.

Capitalize on Rapidly Developing Sports and iGaming Opportunity

We believe that the pace for legalization of sports betting and iGaming will accelerate across the United States as states seek additional sources of tax revenue generation. We operate or manage casinos in 16 states, including eight states which currently regulate legal sports betting and/or iGaming. We believe that our highly recognizable brands, including Caesars, Harrah’s, Horseshoe and World Series of Poker, appeal to both dedicated and casual gamers and can be deployed into these developing spaces, helping to minimize customer acquisition cost.

As of the date hereof, and subject to our joint venture with William Hill described below, we operate or have brands licensed for retail sports wagering across nine states, including Colorado, Illinois, Nevada, New Jersey, Pennsylvania, Mississippi, Iowa, Indiana and New York, and also own the Caesars Casino & Sports app for mobile sports betting in New Jersey, Pennsylvania, Indiana and Nevada.

We have continued to solidify local and national partnerships that align our casinos, resorts and brands with sports fans. In 2019, we announced a high-profile exclusive sports entertainment partnership with the NFL, making us the first-ever “Official Casino Sponsor” in the history of the league. Additionally, in 2019, we entered into an agreement with ESPN pursuant to which, among other things, a new ESPN-branded studio has been built at the LINQ Hotel & Casino in Las Vegas where ESPN broadcasts sports betting-themed content and other programming. In addition to the broadcasting booth, earlier this month, we extended our relationship with ESPN to include link outs directly to our sports applications. We believe that forming strong media relationships are important from both a branding and customer acquisition perspective.

We own a 20% interest in a joint venture partnership with William Hill in the United States whereby William Hill provides digital and land based sports betting at our properties. Currently, William Hill operates 29 sports books at our properties in seven states and is in the process of transitioning the remaining sports books. We expect to continue to launch sports books with William Hill in new states throughout the remainder of 2020 and into the future as states approve sports betting.

Our subsidiary, Caesars Interactive Entertainment, LLC (“CIE”), operates regulated online real money gaming businesses in authorized jurisdictions, including in Pennsylvania and New Jersey, owns the World Series of Poker brand and licenses the associated trademarks for a variety of products and services. In 2019, CIE generated $55.3 million in gross revenues from online real money wagering in the state of New Jersey. Additionally, other regulated online real money casino gaming in the state of New Jersey operated by us generated $44.8 million in gross revenue in 2019.

Drive Margin Enhancements Through Operating Execution

We have historically focused on empowering property-level management to execute disciplined operational and cash flow-centric strategies. We believe that this approach has contributed to our significant improvement in operating margin which has been achieved across five meaningful strategic transactions since 2014. Following the Merger, we have begun introducing our decentralized decision making process and are realizing significant efficiencies across many areas of our operations. We continue to anticipate that our previously announced synergies will be achieved and are focused on ensuring that we realize them a quickly as prudently possible.

Focus on Deleveraging Consistent with Our Historical Track Record

We are very focused on maintaining our liquidity and deleveraging. We expect to generate cash from the completion of other planned divestitures. In April 2020, we announced our sale of Eldorado Resort and Casino Shreveport and MontBleu Casino Resort & Spa in Lake Tahoe to Twin River Management Group, Inc. for approximately $155 million, subject to a working capital adjustment, which is expected to close in the first quarter of 2021. We recently entered into a new five-year $400.0 million mortgage loan with a subsidiary of VICI Properties Inc. secured by the Caesars Forum Convention center, and also entered into an agreement to sell Louisiana Downs. Additionally, we expect to monetize other non-gaming assets within our portfolio. In connection with the Indiana Gaming Commission’s review of the Merger, the Indiana Gaming Commission will require us to enter into a definitive agreement with respect to the disposition of three Indiana properties prior to December 31, 2020.

Possible William Hill Acquisition

On September 28, 2020, we issued an announcement disclosing the terms of a possible offer by us to acquire all of the issued and to be issued share capital (other than shares owned by us or our subsidiaries or held in treasury) of William Hill plc, a global leader in sports betting and online casino gaming (“William Hill”), in an all-cash transaction valued at approximately £2.9 billion (or $3.7 billion based on a Pounds Sterling to

U.S. Dollar exchange rate of 1:1.30) (the “Possible William Hill Acquisition”). Under the terms of the possible offer, William Hill shareholders would receive £2.72 for each William Hill share held (or $3.54 per share based on a Pounds Sterling to U.S. Dollar exchange rate of 1:1.30). William Hill is currently listed on the London Stock Exchange under the symbol “WMH.” For the year ended December 31, 2019, William Hill’s total revenue was £1,582 million and its U.S. revenue was $164 million.

Founded in the UK in 1934, William Hill is a recognized and trusted brand in the global sports betting and online casino market that operates physical betting shops in the United Kingdom, online sports betting and gambling throughout Europe and retail and online sports and iGaming in the United States. In 2019, we commenced a joint venture with William Hill, which provides digital and land based sports betting at our properties that have legalized sports betting capabilities.

Our strategic focus remains on the opportunities in the U.S. market at this stage. We believe in the compelling proposition that William Hill’s presence in the UK and other non-US international markets offers to their gaming customers in those markets and believe those businesses have a strong future. In order to best maximize those propositions and support those businesses’ long term ambitions, following completion of the possible acquisition of William Hill, our intention would be to seek suitable partners or owners for those businesses who have aligned objectives and approaches and who will be focused on the longer term ambitions of the UK and other non-US businesses and we intend to utilize any proceeds therefrom for deleveraging. However, there can be no assurance if or when we will be able to do so.

The Possible William Hill Acquisition would be conditioned upon (i) sufficient acceptance of the offer by William Hill’s shareholders, (ii) obtaining regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder, as well as similar antitrust laws in Austria and (iii) the receipt of approvals from a number of gaming regulatory authorities.

This offering of common stock is not contingent on the consummation of the Possible William Hill Acquisition, and the consummation of the Possible William Hill Acquisition is not contingent on the consummation of this offering, and, as a result, it is possible that this offering occurs and the Possible William Hill Acquisition does not occur and vice versa, and we cannot give you any assurances that the Possible William Hill Acquisition will be made or consummated on the terms described herein or the time frame contemplated herein, or at all. See “Use of Proceeds” and see “Risk Factors—Risks Related to Recent Events and the Possible William Hill Acquisition—We may fail to pursue or consummate the Possible William Hill Acquisition or may not consummate it on the terms described herein,” and “Risk Factors—Risk Factors Relating to this offering and our Shares—This offering of our common stock is not conditioned on the consummation of the Possible William Hill Acquisition.”

Strategic Rationale for the Possible William Hill Acquisition

We believe that the sports betting and online gambling sector represents one of the largest areas of growth in the U.S. gaming industry. We believe that the acceleration of gaming legislation at the state level, the increased adoption by consumers as gaming becomes more available and continued integration with national sports and media brands may lead to significant market growth in the U.S. We believe the estimated potential total addressable market of the sports betting and online gaming sector in the U.S. could reach $30-35 billion by 2033. We believe that acquiring William Hill would improve the customer experience and profitability as compared to our existing joint venture with William Hill in the U.S., which is complex and we believe is undervalued by the market to the detriment of our existing stockholders.

Our existing joint venture with William Hill in the U.S., in which we own a 20% equity stake and William Hill owns 80%, runs online sports betting operations through our market access in each state and retail sports betting operations in our properties as well as those of other casino operators around the United States. We believe that the Possible William Hill Acquisition represents a compelling opportunity to improve the offering and experience for the customer:

•

The combined company would be able to utilize the expertise and assets of both companies to better serve customers in the highly competitive online gaming and sports betting space throughout the US. The combined company’s market access across the US would be increased and would benefit from a broad network of sports book locations.

•	The combined company would provide a more unified customer experience by consolidating applications and wallets, and by allowing a more focused branding experience.

•

The combined company would have a world class portfolio of assets and brands, including William Hill’s sports betting expertise, as well as its established technology program and roadmap (including its highly regarded scalable and secure Liberty Technology platform).

•

The combined company will also be afforded the ability to access our extensive and pre-existing relationships with dozens of sports teams and events including being the exclusive casino partner of the NFL.

•

We believe that it is important to align with media companies to enhance customer acquisition and generate excitement and loyalty across multiple products. Currently we have a multi-year relationship with ESPN and William Hill has a relationship with CBS. We intend to pursue a more integrated arrangement with a media company (including with appropriate online partners for our U.S. business) to further align interests and create an enhanced customer offering. We believe this possible combination with William Hill will improve its attractiveness as a potential partner for such media companies.

•

Finally, as part of the combined company, William Hill would be afforded new and complete access to Caesars’ brand and highly regarded loyalty program (which had approximately 60 million members at the end of 2019), which is something that William Hill does not currently have. We believe this synergistic relationship will benefit all customers with integrated benefits across various elements of gaming and entertainment, allowing customers to earn tier status and Caesars Rewards that can be used at all of our land-based and online properties, which we believe results in improved customer loyalty, reduced churn and greater customer wallet share.

Financing for the Possible William Hill Acquisition

In the event we make a formal offer in connection with the Possible William Hill Acquisition, we expect to obtain up to $2.0 billion of new non-recourse debt facilities to be secured against William Hill’s non-US businesses (collectively, the “William Hill Debt Financing”). We do not have any binding commitments to provide the William Hill Debt Financing and there can be no assurance that we will be able to obtain such commitments or financing on acceptable terms or at all.

We would expect to use the proceeds from this offering, cash on hand of the Company and William Hill, borrowings under the Company’s existing revolving credit facility and the William Hill Debt Financing (i) to pay the cash consideration for the Possible William Hill Acquisition, (ii) to pay the fees, costs and expenses incurred in connection with the Proposed Transactions (as defined herein), and (iii) to repay (or redeem, repurchase, defease or satisfy and discharge) in full all of William Hill’s 4.875% Senior Notes due 2023 and 4.750% Senior Notes due 2026 and revolving credit facility borrowings, in each case, together with all accrued interest, fees and premiums thereon (collectively, the “William Hill Debt Payoff”).

Sources and Uses

The following table outlines the illustrative estimated sources and uses of funds for the Possible William Hill Acquisition, the William Hill Debt Financing, the William Hill Debt Payoff and costs and expenses (collectively, the “Proposed Transactions”). In the event that we make a formal offer in connection with the Possible William Hill Acquisition, the final dollar amounts of sources identified below will likely vary from the estimates reflected in the following table, in particular due to the terms of any financing we obtain, the timing of the possible closing of the Proposed Transactions and fluctuations in exchange rates. See “Use of Proceeds.” Amounts in pounds have been converted into U.S. dollars at the exchange rate of £1.3000 per U.S. Dollar, except for the William Hill Debt Financingcash and cash equivalents and William Hill Debt Payoff amounts, which have been converted at the exchange rate of £1.2401 per U.S. Dollar.

Sources of Funds (in millions)		Uses of Funds (in millions):
This offering(1)	$1,712	William Hill cash purchase price(5)	$3,724
Cash on hand(2)	1,278	William Hill Debt Payoff(6)	1,122
William Hill cash and cash equivalents(3)	706	Estimated fees and expenses(7)	200
William Hill Debt Financing(4)	1,350

Total Sources	$5,046	Total Uses	$5,046

(1)	Reflects gross proceeds and does not reflect the underwriters’ discount and expenses payable by us in connection with this offering.

(2)

Represents amount of cash on hand expected to be used. On September 25, 2020, we borrowed $900.0 million under our revolving credit facility, and this table assumes repayment of this borrowing with the William Hill Debt Financing.

(3)	Reflects £569.7 million of unrestricted cash and cash equivalents as of June 30, 2020. We expect to use a portion of this cash to repay borrowings under the William Hill Debt Financing.

(4)

We have not obtained any binding commitments to provide the $2.0 billion of William Hill Debt Financing and there can be no assurance that we will be able to obtain such commitments or financing on acceptable terms or at all. Until we obtain such financing, we will use borrowings under our revolver and cash on hand to satisfy the “funds certain” requirement in connection with the Proposed William Hill Acquisition. Amounts in the table reflect the expected repayment of $650.0 million of the William Hill Debt Financing with William Hill cash and cash equivalents. Any proceeds from the potential sale of UK and other non-U.S. businesses of William Hill will be used to repay borrowings under the William Hill Debt Financing.

(5)

Assumed cash purchase price of £2.9 billion ($3.7 billion), net of $22.0 million of cash expected to be received in connection with exercise of outstanding options to purchase William Hill stock, assuming all such options are exercised. Excludes 13,430,434 shares of William Hill owned by the Company.

(6)	Reflects £905 million as of June 30, 2020.

(7)	Includes the debt discount, underwriters’ discounts, arrangement fees, and other fees and expenses incurred or to be incurred in connection with the Proposed Transactions.

Estimated Preliminary Unaudited Third Quarter 2020 Results

Set forth below are selected preliminary unaudited financial results for the three months ended September 30, 2020. Our condensed consolidated financial statements for the three months ended September 30, 2020 are not yet available. The following information reflects our preliminary estimates with respect to such results based on currently available information. We have provided ranges, rather than specific amounts, for the preliminary results described below primarily because our financial closing procedures for the three months ended September 30, 2020 are not yet complete and, as a result, our final results upon completion of our closing procedures may vary from the preliminary estimates.

Based on information currently available to us as of the date of this prospectus supplement, we currently expect that our consolidated revenues for the three months ended September 30, 2020 will range from $1,775 million to $1,850 million and consolidated Adjusted EBITDA will range from $420 million to $460 million. Estimated net revenues and Adjusted EBITDA include Former Caesars’ results for the 20-day period prior to the Merger.

The information above is based on preliminary unaudited information and management estimates for the three months ended September 30, 2020, is not a comprehensive statement of our financial results, and is subject to completion of our financial closing procedures. This information should be read together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for prior periods included or incorporated by reference elsewhere in this prospectus supplement. Our actual results for the three months ended September 30, 2020 will not be available until after this offering is completed and may differ materially from our preliminary estimates and are not necessarily indicative of the results to be expected for the remainder of 2020 or any future period. Accordingly, you should not place undue reliance upon these preliminary estimates.

We are unable to reconcile Adjusted EBITDA to anticipated net income (loss) due to potential quarter end adjustments that we are not able to estimate, including the impact on our combined financial statements of the integration, and purchase price accounting adjustments, related to the Merger and adjustments related to the gain (loss) on convertible notes derivatives tied to market prices. See “Non-GAAP Financial Measures,” “Risk Factors” and “Forward-Looking Statements.”

Corporate Information

Our principal executive offices are located at 100 West Liberty Street, Suite 1150, Reno, Nevada 89501 and the telephone number at that location is (775) 328-0100. Our website is www.caesars.com. Information found on our website is not part of this prospectus supplement. We were founded in 1973 and our common stock currently trades on NASDAQ under the symbol “CZR.”

Risk Factors

Investing in the shares involves substantial risk. You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein. In particular, for a discussion of some specific factors you should consider before buying the shares, see “Risk Factors.”

THIS OFFERING

Shares Offered by Us	30,000,000 shares of common stock.

Option to Purchase Additional Shares	We have granted the underwriters the option to purchase up to and additional 4,500,000 additional shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Shares to be Outstanding Immediately After this offering(1)	198,427,165 shares (or 202,927,165 shares if the underwriters exercise their option to purchase additional shares from us in full).

Offering Price	$ per share.

Listing	Our shares are listed on the NASDAQ Stock Market under the symbol “CZR.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $1,669.0 million (or $1,919.4 million if the underwriters exercise their option to purchase additional shares in full), after deducting fees and estimated expenses, in each case, based on an assumed public offering price of $57.07 per share, the last reported sale price of our common stock on The Nasdaq Stock Market on September 25, 2020.

We intend to use the net proceeds from this offering of our common stock (including any net proceeds resulting from the underwriters exercise of their option as referenced above) for general corporate purposes, including to finance a portion of the Possible William Hill Acquisition. If we do not pursue or complete the Possible William Hill Acquisition, we will use the net proceeds from this offering for general corporate purposes.

This offering of common stock is not contingent on the consummation of the Possible William Hill Acquisition, and the consummation of the Possible William Hill Acquisition is not contingent on the consummation of this offering, and, as a result, it is possible that this offering occurs and the Possible William Hill Acquisition does not occur and vice versa, and we cannot give you any assurances that the Possible William Hill Acquisition will be pursued or consummated on the terms described herein or the time frame contemplated herein, if at all. See “Risk Factors—Risks Related to Recent Events and the Possible William Hill Acquisition—We may fail to pursue or consummate the Possible William Hill Acquisition or may not consummate it on the terms described herein,”

and “Risk Factors—Risk Factors Relating to this offering and our Shares—This offering of our common stock is not conditioned on the consummation of the Possible William Hill Acquisition.”

Conflicts of Interest	Certain of the underwriters and/or certain affiliates of the underwriters may be holders of William Hill’s 4.875% Senior Notes due 2023 and 4.750% Senior Notes due 2026, and, as a result, in the event that we use the net proceeds from this offering of our common stock in connection with the Possible William Hill Acquisition, including the William Hill Debt Payoff, certain of the underwriters and/or their affiliates may receive a portion of the proceeds from this offering of common stock. As a result of the foregoing, such affiliates of the underwriters may receive in excess of 5% of the net proceeds from this offering. The receipt of at least 5% of the net proceeds of this offering by an underwriter (or an affiliate) would be considered a “conflict of interest” under Financial Industry Regulatory Authority (“FINRA”) Rule 5121. As such, this offering is being conducted in compliance with FINRA Rule 5121, which requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(B), the appointment of a qualified independent underwriter is not necessary in connection with this offering as a bona fide public market exists in the shares of common stock, as that term is defined in the rule. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus, and the incorporated documents incorporated by reference herein and therein for a discussion of factors you should consider before deciding to invest in our shares.

(1)	The number of shares outstanding immediately after this offering is based on 168,427,165 of our shares outstanding as of September 25, 2020 and excludes, as of such date:

•	220,432 shares issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of $20.18 per share;

•	3,880,746 shares issuable upon the vesting of restricted stock, performance shares and other outstanding equity-awards (other than options);

•	7,311,963 shares reserved for future issuance under our equity incentive plans; and

•	8,435,471 shares issuable upon conversion of Former Caesars’ 5.00% Convertible Senior Notes due 2024.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment in our shares, you should carefully consider the risks below and all of the information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 28, 2020, and under the heading “Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the SEC on May 11, 2020 and August 6, 2020 (each of which is incorporated by reference herein), as updated by the other reports and documents we file with the SEC that are incorporated by reference herein. Please see the sections of this prospectus supplement entitled “Where You Can Find Additional Information” and “Incorporation of Documents by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. As a result, the market value of our shares could decline and you could lose part or all of your investment. The order in which the risks are presented does not necessarily reflect the likelihood of their occurrence or the magnitude of their potential impact on our business, financial condition, results of operations and prospects or on the value of our shares.

Factors Relating to Recent Events and the Possible William Hill Acquisition

The outbreak of COVID-19 has impacted our operations and caused an economic downturn, widespread unemployment and an adverse impact on consumer sentiment. Such negative impacts could continue for an extended period of time and may worsen.

On March 13, 2020, in response to the coronavirus public health emergency the U.S. government declared a national state of emergency. In an effort to help control the spread of COVID-19, public health officials imposed or recommended various measures, including social distancing, quarantine and stay-at-home or shelter-in-place directives, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, and cancellation of events, including sporting events, concerts, conferences and meetings. As a result of orders issued by governmental authorities in the states in which our properties are located, all of our properties were closed beginning on March 18, 2020. While our properties have reopened, our operations, financial results and cash flows have been affected by social distancing measures, including reduced gaming operations arising from the reconfiguration of our gaming floor, limitations on the number of customers present in our facilities, implementation of additional health and safety measures, restrictions on hotel, food and beverage outlets and limits on concerts, conventions or special events that would otherwise attract customers to our properties. We expect that our operations will continue to be impacted by such restrictions for the foreseeable future. In addition, our operations, financial results and cash flows would be further adversely affected by the implementation or extension of new or existing restrictions, including reinstatement of shelter-in-place requirements or additional restrictions on travel and business operations. The implementation of stay-at-home or additional social distancing and mitigation measures in response to COVID-19 or other public health emergencies could cause future closures of all or a portion of our properties, which would adversely affect operations, financial results and cash flows. We may also face unforeseen liability or be subject to additional obligations as a result of the COVID-19 pandemic, including as a result of claims alleging exposure to COVID-19 in connection with our operations or facilities or to the extent we are subject to a governmental enforcement action as a result of failing to comply with applicable health and safety regulations. COVID-19 has materially adversely affected the economy and financial markets of the United States and the world and has resulted in widespread unemployment in the United States. Consumer demand for casino hotel and racetrack properties such as ours is particularly sensitive to downturns in the economy, unemployment and the associated impact on discretionary spending on leisure activities which bring demand for casino hotel properties such as ours. Reduced customer demand could result in lower occupancy rates, reduced visitation and additional disruptions in our casino business. The extent of changes in customer demand resulting from the economic downturn, widespread unemployment, reduced consumer confidence and consumer fears on our properties cannot reasonably be determined, but the impact of such factors may be significant and protracted. As a result of the foregoing, we cannot predict the ultimate scope, duration and impact of the COVID-19 public health emergency, but we expect that it will continue to have a material impact on our business, financial condition, liquidity, results of operations (including revenues and profitability) and stock price for an extended period of time. The impact of the COVID-19 public health emergency may also have the effect of exacerbating many of the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2019.

We have undertaken aggressive actions to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic, which could negatively impact guest loyalty and our ability to attract and retain employees.

As a result of the previous closure of all of our properties and the continued uncertainty regarding the duration and severity of this public health emergency, we have taken steps to reduce operating costs and improve efficiencies, including furloughing approximately 90% our employees while our casinos were closed. Such steps, and further changes we may make in the future to reduce costs, may negatively impact guest loyalty or our ability to attract and retain employees, and our reputation may suffer as a result. While a significant number of our employees returned to work once our casinos reopened, our operations continue to be affected by COVID-19 and our full work force has not returned. If our furloughed employees do not return to work with us when the COVID-19 public health emergency subsides, including because they find new employment during the furlough, we may experience operational challenges that may impact our ability to resume operations in full. We may also face demands or requests from labor unions that represent our employees, whether in the course of our periodic renegotiation of our collective bargaining agreements or otherwise, for additional health and safety measures, compensation, healthcare benefits or other terms as a result of COVID-19 that could increase costs, and we could experience labor disputes or disruptions as we continue to implement our COVID-19 mitigation plans.

Our ability to remain in compliance with our covenants contained in the agreements governing our indebtedness and lease obligations, and our liquidity, may be negatively impacted by the COVID-19 pandemic, measures implemented to curtail its spread, and changes in the economy, discretionary spending and consumer confidence.

Our casino operations are a primary source of income and operating cash flows which we rely upon to remain in compliance with covenants contained in the agreements governing our outstanding indebtedness and lease obligations. On September 25, 2020, we drew $900.0 million under our one of our revolving credit facilities and, as a result, as of September 25, 2020, we had an aggregate of $900.0 million of borrowings outstanding under our credit facilities and $3.5 billion in outstanding principal amount of senior notes, $4.4 billion in outstanding principal amount of senior secured notes, $6.4 billion principal amount outstanding under our Term Loan B, $597 million principal amount outstanding of 5.00% Senior Convertible Notes due 2024 and $646.0 million in aggregate principal amount of outstanding mortgage debt. While we were in compliance with the covenants under our lease obligations and the agreements governing our outstanding indebtedness as of June 30, 2020, our ability to remain in compliance with the quarterly maintenance covenants contained in such agreements would be negatively impacted by a prolonged period of closure of our properties or if the COVID-19 pandemic, measures implemented to curtail its spread or changes in the economy, discretionary spending and consumer confidence have a protracted negative effect on our business. Failure to satisfy such quarterly maintenance covenants would require us to seek waivers or amendments of such covenants. If we are unable to obtain such waivers or amendments, our creditors and the lessor under some of our lease obligations would be entitled to exercise remedies under the documents governing such obligations, including acceleration of the outstanding principal amount of such indebtedness or termination of our lease arrangements. In addition, while we believe that our cash on hand will be sufficient to provide liquidity to meet our obligations during the period that our properties remain closed, a protracted period of closure of our casinos could impact our ability to make required payments under our outstanding indebtedness, lease obligations or other obligations. Our ability to raise additional financing may be restricted by the covenants and restrictions contained in the agreements governing our indebtedness and could be adversely affected by disruptions in the financing markets and changes to the economy caused by the COVID-19 pandemic.

The COVID-19 pandemic may exacerbate the risks associated with the Possible William Hill Acquisition and the ongoing integration with Former Caesars.

As a result of the COVID-19 pandemic, all of our properties were temporarily closed, and a significant majority of our employees were furloughed. The COVID-19 pandemic has had an adverse impact on our businesses and results of operations. We cannot predict the scope, duration and impact of the COVID-19 pandemic on our and William Hill’s businesses or on our ability to recognize the potential benefits of the Possible William Hill Acquisition or integration with Former Caesars. We expect that the COVID-19 pandemic may have the effect of exacerbating many of the risks related to the Merger and integration of Former Caesars’ with the Company as described in its Annual Report on Form 10-K for the year ended December 31, 2019 and the risks related to the Possible William Hill Acquisition as described below. See “—We may fail to pursue or consummate the Possible William Hill Acquisition or may not consummate it on the terms described herein.” The integration of two independent businesses is a complex, costly and time-consuming process and we expect that the impact of the COVID-19 pandemic will make such integrations, both the Possible William Hill Acquisition and the integration of Former Caesars with the Company, more challenging. Further, the Company and its subsidiaries have a significant amount of additional indebtedness outstanding following the consummation of the Merger and will have a significant amount of additional indebtedness outstanding following the consummation of the Possible William Hill Acquisition. The Company and its subsidiaries expect to satisfy such obligations with cash flows from operations, which may be adversely impacted by the COVID-19 pandemic, cash on hand, borrowings under committed credit facilities, additional financing and proceeds from asset sales.

We may fail to pursue or consummate the Possible William Hill Acquisition or may not consummate it on the terms described herein.

This offering is taking place prior to the Possible William Hill Acquisition. If we make a firm offer for William Hill, we intend to seek to consummate the Possible William Hill Acquisition in the second half of 2021. If we make an offer in connection with the Possible William Hill Acquisition, such offer must be accepted by a requisite number of William Hill shareholders and the closing of such transaction would be subject to the receipt of regulatory approvals and other customary closing conditions. As a result, the possible timing and likelihood of the completion of the Possible William Hill Acquisition are uncertain, and, accordingly, there can be no assurance that such acquisition will be completed on the expected terms, anticipated schedule or at all.

This offering is not conditioned on the completion of the Possible William Hill Acquisition and by purchasing our common stock in this offering you are investing in us on a stand-alone basis and recognize that we may not consummate the Possible William Hill Acquisition or realize the expected benefits therefrom if we do. In the event that we fail to consummate the Possible William Hill Acquisition, we will have issued a significant number of additional shares of common stock and we will not have acquired the revenue generating assets that will be required to produce the earnings and cash flow we anticipated. As a result, failure to consummate the Possible William Hill Acquisition would adversely affect our earnings per share and our ability to make distributions to stockholders. See “—Risk Factors Relating to this Offering and our Shares—This offering of our common stock is not conditioned on the consummation of the Possible William Hill Acquisition.”

If the Possible William Hill Acquisition is not consummated, we could be subject to a number of risks that may adversely affect our business and the market price of our common stock, including:

•

we will be required to pay costs relating to the Possible William Hill Acquisition, such as legal, accounting, financial advisory and printing fees, whether or not the Possible William Hill Acquisition is consummated;

•	time and resources committed by our management to matters relating to the Possible William Hill Acquisition could otherwise have been devoted to pursuing other beneficial opportunities;

•	the market price of our common stock could decline to the extent that the current market price reflects a market assumption that the Possible William Hill Acquisition will be consummated; and

•	we would not realize the benefits we expect to realize from consummating the Possible William Hill Acquisition.

We cannot provide any assurance that the Possible William Hill Acquisition will be pursued or consummated or that there will not be a delay in the consummation of the Possible William Hill Acquisition. Any increased costs associated with the delay or abandonment of the Possible William Hill Acquisition, in addition to the impact of the COVID-19 pandemic, may adversely impact our ability to remain in compliance with our covenants contained in the agreements governing our indebtedness and lease obligations, and our liquidity. See “—The COVID-19 pandemic may exacerbate the risks associated with the Possible William Hill Acquisition and the ongoing integration with Former Caesars.” Furthermore, our ability to raise the amount of capital necessary to fund the Possible William Hill Acquisition is subject to market and economic conditions. If the Possible William Hill Acquisition is not consummated, our reputation in our industry and in the investment community could be damaged, and the market price of our common stock could decline.

The Possible William Hill Acquisition would be subject to the receipt of governmental approvals that may impose conditions that could have an adverse effect on us or, if not obtained, could prevent consummation of the Possible William Hill Acquisition.

Consummation of the Possible William Hill Acquisition would be conditioned upon the receipt of governmental approvals, including, without limitation, antitrust and gaming regulatory approvals, including, among others, the Danish Gaming Authority, the Gambling Commissioner of Gibraltar, the Gaming Board For the Bahamas, Colorado Division of Gaming, Washington D.C. Office of Lottery and Charitable Games, Delaware Lottery, Florida Division of Pari-mutuel Wagering, Illinois Gaming Board, Indiana Gaming Commission, Iowa Racing and Gaming Commission, Michigan Gaming Control Board, Mississippi Gaming Commission, Nevada Gaming Control Board and Gaming Commission, New Jersey Division of Gaming Enforcement, Mescalero Apache Tribal Gaming Commission, Rhode Island Lottery, West Virginia Lottery and the National Indian Gaming Commission. There can be no assurance that these approvals will be obtained and that the other conditions to consummating the Possible William Hill Acquisition will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the consummation of the Possible William Hill Acquisition or require changes to the terms of the Possible William Hill Acquisition or agreements to be entered into in connection with the Possible William Hill Acquisition. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the Possible William Hill Acquisition or of imposing additional costs or limitations on us following consummation of the Possible William Hill Acquisition, any of which might have an adverse effect on our business, financial condition and results of operations. This offering of our common stock is not conditioned on the consummation of the Possible William Hill Acquisition and, as a result, it is possible that this offering occurs and the Possible William Hill Acquisition does not occur and vice versa. See “—This offering of our common stock is not conditioned on the consummation of the Possible William Hill Acquisition.”

Moreover, this offering is taking place before governmental approvals have been obtained and the terms of any conditions to obtain such approvals that may be imposed are known. As a result, we may make decisions after the completion of this offering to waive a condition or approve actions required to obtain necessary approvals without seeking approval. Such actions could have an adverse effect on our business, financial condition and results of operations following the consummation of the Possible William Hill Acquisition.

Governmental gaming regulatory requirements may delay the timing of the approvals for or completion of the Possible William Hill Acquisition.

The gaming and racing industries are highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. We are subject to extensive regulation under laws, rules and supervisory procedures primarily in the jurisdictions where our facilities are located or docked. These laws, rules and regulations generally concern the responsibility, financial stability and characters of the owners, managers, and persons with financial interests in the gaming operations. Some jurisdictions require applications for findings of suitability, licensing or other approvals for owners of our stock exceeding certain thresholds. If, as a result of this offering, a person purchases stock in us in an amount that results in such person attaining or exceeding thresholds of ownership requiring regulatory approvals from one or more gaming jurisdictions, the regulators could take the position that such person must make the requisite filings or obtain the requisite approvals from the regulator prior to receiving regulatory approval for or completing the Possible William Hill Acquisition. If such a position were taken, this could result in a delay in the timing of the approvals for or the consummation of the Possible William Hill Acquisition. We cannot predict whether a gaming regulator may take such a position.

Antitrust approvals that would be required to consummate the Possible William Hill Acquisition may not be received, may take longer than expected or may impose conditions, including the requirement to divest assets, that could have an adverse effect on us following the Possible William Hill Acquisition.

In order to consummate the Possible William Hill Acquisition, we and William Hill may be required to comply with divestitures, including selling properties, conditions, terms, obligations or restrictions imposed by antitrust, gaming and other regulatory entities, and such conditions, terms, obligations or restrictions may have the effect of delaying consummation of the Possible William Hill Acquisition, imposing additional material costs on or materially limiting our revenue after the consummation of the Possible William Hill Acquisition, or otherwise reducing the anticipated benefits to us of the Possible William Hill Acquisition. Such conditions, terms, obligations or restrictions may result in the delay or abandonment of the Possible William Hill Acquisition. We may be required to comply with divestitures, including selling properties, conditions, terms, obligations or restrictions imposed by antitrust, gaming and other regulatory entities, and such conditions, terms, obligations or restrictions may have the effect of delaying the consummation of the Possible William Hill Acquisition, imposing additional material costs on or materially limiting our revenue after the consummation of the Possible William Hill Acquisition, or otherwise reducing the anticipated benefits to us of the Possible William Hill Acquisition. Such conditions, terms, obligations or restrictions may result in the delay or abandonment of the Possible William Hill Acquisition. We cannot assure you that we or William Hill will be able to sell these required properties in order to be in compliance with such antitrust, gaming and other regulatory entities, within the time frame required. In addition, to the extent we and/or William Hill are able to sell any such properties, we cannot assure you that we or they will be able to sell such properties at a fair market price or upon terms and conditions that are beneficial or considered reasonably satisfactory by us or William Hill, as applicable. As a result, we and William Hill may not be able to realize any expected benefits from such asset dispositions, and may not receive adequate consideration in connection therewith.

We will have broad discretion to use the net proceeds from this offering.

If not used in connection with the Possible William Hill Acquisition, we will have significant discretion to allocate the net proceeds from this offering to other uses. We can make no assurances that we will have opportunities to allocate the net proceeds from this offering for productive uses or that other uses of the net proceeds from this offering will result in a favorable return to investors.

Risk Factors Relating to this Offering and our Shares

Our share price has fluctuated significantly, and if our share price fluctuates after this offering, you could lose your entire or a significant part of your investment.

Our share price has fluctuated significantly, and may fluctuate significantly in the future. Consequently, you may not be able to sell our shares at prices equal to or greater than the price paid by you in this offering. In addition to the risks described above, the market price of our shares may be influenced by many factors, some of which are beyond our control, including:

•	the ongoing implications of the COVID-19 pandemic on our business and operations, which include, among other things, the demand for gaming, our ability to implement growth plans, adverse effects on the health of our workforce, our financial results and liquidity, and may also include our ability to comply with covenants under our debt agreements and leases;

•	general market and economic conditions, including market conditions in the hotel and casino industries;

•	changes in laws or regulations (or interpretations thereof) relating to our services or assets;

•	actual or anticipated variations in our operating results;

•	announcements by us or our competitors of significant agreements or acquisitions;

•	the overall performance of equity markets;

•	additions or changes to our board of directors, management or key personnel;

•	the commencement or outcome of litigation;

•	actions taken by gaming regulators against us or our key employees;

•	changes in market valuation or earnings of our competitors;

•	announcements of new offerings or significant price reductions by us or our competitors;

•	actions by competitors;

•	the trading volume of our shares;

•	changes in preferences of our guests;

•	adverse publicity about us, our investments, the industries we participate in or individual scandals;

•	changes in financial estimates by securities analysts;

•	negative earnings or other announcements by us or other gaming companies;

•	downgrades in our credit ratings or the credit ratings of our competitors;

•	global economic, legal and regulatory factors unrelated to our performance;

•	other economic, legal and regulatory factors;

•	incurrence of indebtedness or issuances of capital stock;

•	accounting charges, including charges relating to the impairment of goodwill;

•	changes in the estimate of the future size and growth of our markets;

•	changes in reserves for professional liability claims;

•	future sales of our shares; and

•	investor perceptions of us and our prospects, and the industries in which we operate.

In addition, the stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of a particular company. These broad market and industry factors may materially harm the market price of our shares, regardless of our operating performance. In the past, following periods of volatility in the market price of companies’ securities, securities class-action litigation has been instituted against these companies. Such litigation, if instituted against us, could adversely affect our financial condition or results of operations.

The future issuance or sales of our shares, or the perception that these sales may occur, could cause the market price of our shares to decline.

Sales of substantial amounts of our shares in the public market, or the perception that these sales may occur, as well as the issuance, or the conversion of all or a portion, of shares, convertible preferred stock or convertible or exchangeable debt securities, could cause the market price of our shares to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. We are authorized under our Articles of Incorporation (as amended, the “Articles”) to issue 300,000,000 shares, of which 168,427,165 shares are currently outstanding before this offering. In addition, as of September 25, 2020, 220,432 shares were issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of $20.18 per share, 3,880,746 shares were issuable upon the vesting of restricted stock, performance shares and other outstanding equity-awards (other than options); and 7,311,963 shares were reserved for future issuance under our equity incentive plans. In addition, an aggregate of 8,435,471 shares of our common stock are issuable upon conversion of Former Caesars’ outstanding 5.00% Convertible Senior Notes due 2024, which are convertible at the option of the holders upon three days’ notice. The market price of our shares could decline as a result of future sales of shares, convertible preferred shares or convertible or exchangeable notes by us or sales by directors, executive officers or shareholders after this offering. We cannot predict the size of future issuances of our shares, convertible preferred shares or convertible notes or the effect, if any, that future sales and issuances of shares would have on the market price of our shares.

Subject to exceptions described under the caption “Underwriting (Conflicts of Interest),” we, our directors and executive officers have agreed not to offer to sell, sell or agree to sell, directly or indirectly, any shares without the permission of Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, for a period of 60 days from the date of this prospectus supplement. When the lock-up period expires, we, our directors and executive officers will be able to sell shares or any securities convertible or exercisable or exchangeable for shares in the public market. In addition, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC may release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. Sales of a substantial number of such shares upon expiration, or early release of, or pursuant to an exception under, the lock-up period, or the perception that such sales may occur, could cause our share price to decline or make it more difficult for holders of our shares to sell such shares at a time and price they deem appropriate.

You may experience future dilution as a result of future equity issuances.

In the future, we may sell additional shares to raise capital or acquire interests in other companies by using shares or a combination of cash and shares. These events may dilute your ownership interest and have an adverse impact on the price of the shares. In addition, substantial numbers of shares are reserved for issuance upon the exercise of outstanding equity awards. Furthermore, sales of a substantial amount of shares or any securities convertible into or exercisable or exchangeable for shares in the public market or the perception that these sales or conversions may occur, could reduce the market price of the shares. This could also impair our ability to raise additional capital through the sale of our securities. No prediction can be made as to the effect, if any, that future sales or issuance of shares or other equity or equity-linked securities will have on the trading price of shares.

We do not expect to pay any cash dividends or other distributions on our shares for the foreseeable future and, consequently, your only opportunity to achieve a return on your investment is if the price of our shares appreciates.

We have historically not paid, and we do not anticipate that we will pay for the foreseeable future, any cash dividends or other cash distributions on our shares. Any determination to pay dividends or other distributions in the future will be largely at the discretion of our board of directors and will depend upon results of operations, financial performance, contractual restrictions, restrictions imposed by applicable law, and other factors our Board of Directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our shares, which may never occur.

This offering of our common stock is not conditioned on the consummation of the Possible William Hill Acquisition.

This offering is taking place prior to the Possible William Hill Acquisition. We intend to seek to consummate the Possible William Hill Acquisition in the second half of 2021. If we make an offer in connection with the Possible William Hill Acquisition, such offer must be accepted by a requisite number of William Hill shareholders and the closing of such transaction would be subject to the receipt of regulatory approvals and other closing conditions. As a result, the possible timing and likelihood of the completion of the Possible William Hill Acquisition are uncertain, and, accordingly, there can be no assurance that such acquisition will be completed on anticipated schedule or at all.

The consummation of the Possible William Hill Acquisition is not contingent upon the consummation of this offering, and the consummation of this offering is not contingent on the consummation of the Possible William Hill Acquisition, and, as a result, it is possible that this offering occurs and the Possible William Hill Acquisition does not occur and vice versa. If we do not complete the acquisition the proceeds from this offering will be used for general corporate purposes.

We cannot assure you that the Possible William Hill Acquisition will be completed on the terms described herein or within the anticipated time frame contemplated herein, or at all. Accordingly, if you decide to purchase the common stock in this offering, you should be willing to do so whether or not we consummate the Possible William Hill Acquisition. As a result, by purchasing our common stock in this offering you are investing in us on a stand-alone basis and recognize that we may not consummate the Possible William Hill Acquisition or realize the expected benefits therefrom if we do. In the event that we fail to consummate the Possible William Hill Acquisition, we will have issued a significant number of additional shares of common stock and we will not have acquired the revenue generating assets that will be required to produce the earnings and cash flow we anticipated. As a result, failure to consummate the Possible William Hill Acquisition would adversely affect our earnings per share and our ability to make distributions to stockholders.

Non-U.S. holders may be subject to U.S. federal income tax if we are considered a United States real property holding corporation.

A Non-U.S. holder (as defined below under the heading “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders of Common Stock”) of our common stock may be subject to U.S. federal income and/or withholding tax in the event that we are considered a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes. In that event, Non-U.S. holders of our common stock could be subject to U.S. federal income and/or withholding tax in respect of certain distributions on, and payments in connection with a sale, or other taxable disposition of, our common stock. Certain Non-U.S. holders may be eligible for an exemption if they do not exceed certain ownership levels. Non-U.S. holders should consult their tax advisors with respect to the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock. See the discussion under the heading “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders of Common Stock.”

USE OF PROCEEDS

We estimate that the proceeds from this offering will be approximately $1,669.0 million (or $1,919.4 million if the underwriters exercise their option to purchase additional shares in full), after deducting fees and estimated expenses, in each case, based on an assumed public offering price of $57.07 per share, the last reported sale price of our common stock on The Nasdaq Stock Market on September 25, 2020.

We intend to use the net proceeds from this offering of our common stock (including any net proceeds resulting from the underwriters exercise of their option as referenced above) for general corporate purposes, including to finance a portion of the Possible William Hill Acquisition. If we do not pursue or complete the Possible William Hill Acquisition, we will use the net proceeds from this offering for general corporate purposes.

Certain of the underwriters and/or certain affiliates of the underwriters may be holders of William Hill’s 4.875% Senior Notes due 2023 and 4.750% Senior Notes due 2026, and, as a result, in the event that we use the net proceeds from this offering of our common stock in connection with the Possible William Hill Acquisition, including the William Hill Debt Payoff, certain of the underwriters and/or their affiliates may receive a portion of the proceeds from this offering of common stock. As a result of the foregoing, such affiliates of the underwriters may receive in excess of 5% of the net proceeds from this offering. The receipt of at least 5% of the net proceeds of this offering by an underwriter (or an affiliate) would be considered a “conflict of interest” under Financial Industry Regulatory Authority (“FINRA”) Rule 5121. As such, this offering is being conducted in compliance with FINRA Rule 5121, which requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(B), the appointment of a qualified independent underwriter is not necessary in connection with this offering as a bona fide public market exists in the shares of common stock, as that term is defined in the rule. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not currently expect to pay any cash dividends on shares. Any future determination to pay dividends to holders of our shares will be at the discretion of our board of directors and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions in debt agreements and lease agreements and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2020 on (i) a historical and consolidated basis, (ii) an as adjusted basis to give effect to the Merger and Merger Debt Financing, (iii) an as further adjusted basis to give effect to this offering, (iv) an as further adjusted basis to give effect to the requirement to demonstrate that we have funds sufficient to pay the cash purchase price for the Possible William Hill Acquisition, and (v) an as further adjusted basis to give effect to (a) the incurrence of the William Hill Debt Financing and the use of proceeds therefrom to finance the Possible William Hill Acquisition and the William Hill Debt Payoff. Amounts in pounds have been converted into U.S. dollars at the exchange rate of £1.3000 per U.S. Dollar, except for William Hill cash and cash equivalents and William Hill Debt Payoff, which have been converted at the exchange rate of £1.2401 per U.S. Dollar.

The unaudited information set forth below should be read together with “Summary—Possible William Hill Acquisition” and “Use of Proceeds” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the condensed consolidated financial statements and related notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020 and our Amendment No. 2 to Form 8-K filed on July 21, 2020, which amendment was filed on September 19, 2020, each of which is incorporated by reference in this prospectus supplement. The following table does not give effect to the capitalization or extinguishment of debt issuance costs.

	June 30, 2020
	Actual	As adjusted for the Merger and Merger Debt Financing(1)	As further adjusted for this offering(2)	As further adjusted for the funds certain requirement(3)	As further adjusted for the Proposed Transactions(4)
	(unaudited, dollars in millions)
Cash and cash equivalents(5)	$950	$2,413	$4,082	$1,195	$1,134

Debt
Revolving credit facility(6)	$108	$—	$—	$900	$—
Other historical debt	2,341	6,336	6,336	6,336	6,336
Merger Debt Financing(1)	—	8,000	8,000	8,000	8,000
William Hill Debt Financing(7)	—	—	—	—	1,350
VICI Mortgage Loan(8)	—	400	400	400	400
Lumiére loan(9)	246	246	246	246	246
Convertible Senior Notes due 2024(10)	—	597	597	597	597

Total Debt	$2,695	$15,579	$15,579	$16,479	$16,929

Stockholders’ equity
Common stock, par value $0.00001, 200,000,000 shares authorized, actual and 300,000,000 shares authorized as adjusted, 98,565,678, 160,827,165 and 190,827,165 shares, issued and outstanding, actual, as adjusted for the Merger and Merger Debt Financing, and as further adjusted for this offering, funds certain and the Proposed Transactions	—	—	—	—	—
Paid-in capital	$1,534	$4,561	$6,230	$6,230	$6,230
Retained earnings	91	(150)	(150)	(150)	(150)
Treasury stock at cost, 223,823 shares held at June 30, 2020	(9)	(9)	(9)	(9)	(9)
Accumulated other comprehensive income	—	—	—	—	—

Total stockholders’ equity	1,616	4,401	6,071	6,071	6,071

Total capitalization	$4,311	$19,981	$21,650	$22,550	$23,000

(1)

Merger Debt Financings consisted of (i) $3.4 billion aggregate principal amount of 6.250% Senior Secured Notes due 2025, (ii) $1.8 billion aggregate principal amount of 8.125% Senior Notes due 2027 (iii) $1.0 billion aggregate principal amount of 5.750% Senior Secured Notes due 2025, and (iv) $1.8 billion of CRC Term Loan B.

(2)

Each $1.00 increase (decrease) in the assumed public offering price of $57.07 per share (the closing price of our common stock on September 25, 2020), would increase (decrease) each of our as adjusted cash and cash equivalents, total stockholders’ equity and total capitalization by approximately $30 million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million in the number of shares offered by us in this offering would increase (decrease) each of our as adjusted cash and cash equivalents, total stockholders’ equity and total capitalization by approximately $57 million, assuming the public offering price remains the same and before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)

In the event we make a formal offer in connection with the Possible William Hill Acquisition, we will be required to demonstrate that we have “funds certain” to pay the entirety of the cash purchase price. This column reflects how we would anticipate funding the cash purchase price for the shares of William Hill, using cash on hand and $900.0 million in borrowings under our revolving credit facility. Excludes the acquisition of William Hill or its assets or liabilities and the William Hill Debt Financing, which would replace our cash on hand.

(4)

Reflects the acquisition of William Hill, using an assumed $706 million of cash on hand, and the incurrence of $1,350 million of William Hill Debt Financing, a portion of the proceeds of which are expected to be used for the William Hill Debt Payoff and the remainder of which are expected to be used for the repayment of outstanding borrowings under our revolving credit facility.

(5)

As of June 30, 2020, Legacy ERI had consolidated cash and cash equivalents of $950 million, excluding restricted cash, and Former Caesars had cash and cash equivalents of $1,929 million, excluding restricted cash.

(6)

On September 25, 2020, we borrowed $900 million under our revolving credit facility in anticipation of satisfying the “funds certain” requirement related to the Possible William Hill Acquisition. Assumes repayment of this borrowing with the William Hill Debt Financing.

(7)	See “Summary—Possible William Hill Acquisition—Financing for the Possible William Hill Acquisition.”

(8)

On September 18, 2020, we entered into a Mortgage Loan Agreement with VICI pursuant to which VICI loaned $400 million to us for a term of five years, with such loan secured by, among other things, a first priority fee mortgage on the Caesars Forum Convention Center

(9)	The Lumiere loan matures on October 1, 2020 and we expect to refinance such loan with a sale-leaseback arrangement. There can be no assurance we will be able to do so on acceptable term or at all.

(10)

Reflects the aggregate principal amount outstanding following the previously announced tender offer. An aggregate of 8,435,471 shares of our common stock are issuable and up to $708 million of cash is due upon conversion of these notes, which are convertible at the option of the holders upon three days’ notice.

DESCRIPTION OF COMMON STOCK

The summary of the general terms and provisions of the Company’s common stock set forth below does not purport to be complete and is subject to and qualified by reference to the amended and restated certificate of incorporation and our amended and restated bylaws (collectively, the “Charter Documents”), each of which is an exhibit to our Current Report on Form 8-K filed with the SEC on July 17, 2020, which is incorporated by reference herein. For additional information, please read the Company’s Charter Documents.

General

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.00001 per share.

Common Stock

Dividend rights

We will be permitted to pay dividends if, as and when declared by our board of directors, subject to compliance with limitations imposed by the Delaware General Corporation Law . The holders of our common stock are entitled to receive and share equally in these dividends as they may be declared by our board of directors out of funds legally available for such purpose. We do not currently expect to pay dividends on our common stock.

Voting rights

Our common stock votes as a single class on all matters on which stockholders are entitled to vote, and each share of our common stock is entitled to cast one vote in person or by proxy on such matters. Holders of our common stock do not have the right to cumulate votes in the election of directors. Directors are elected by a plurality of the shares actually voting on the matter at each annual meeting or special meeting called for the purpose of electing such directors at which a quorum is present.

Liquidation rights

Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our common stock will be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution.

Preemptive rights

Holders of our common stock are not entitled to any preemptive rights to subscribe for additional shares of our common stock, nor are they liable to further capital calls or to assessments by us. Therefore, if we issue additional shares without the opportunity for existing stockholders to purchase more shares, a stockholder’s ownership interest in our Company may be subject to dilution.

Other Rights or Preferences

Our common stock has no sinking fund, redemption provisions, or conversion or exchange rights, other than redemption provisions related to compliance with gaming laws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Limitation of Liability and Indemnification Matters

We have entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which we have agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each officer and director for losses arising from claims or charges made against them while acting in their capacities as our officer or director.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our executive officers and directors pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

National Market Listing

Our common stock is listed on the NASDAQ Stock Market under the symbol “CZR.”

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential U.S. federal income tax effects. The effects of other U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. For example, there may be significant adverse U.S. federal estate tax consequences to a Non-U.S. Holder of our common stock. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or S corporations for U.S. federal income tax purposes (and investors therein);

•	tax-exempt entities or governmental entities;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships considering an investment in our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE OR GIFT TAX LAWS) OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock (determined separately for each share), but not below zero. Any remaining excess (determined separately for each share) excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below regarding backup withholding and FATCA, dividends paid to a Non-U.S. Holder of our common stock that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If we are considered a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and a distribution on our common stock exceeds our current and accumulated earnings and profits, the applicable withholding agent will satisfy any withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules described in the preceding paragraph (and withhold at a minimum rate of 15% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to a reasonable estimate of our current and accumulated earnings and profits as a dividend (in accordance with the procedure discussed earlier in this sentence), with the excess portion of the distribution being subject to withholding at a rate of 15% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC. Because we can provide no assurance that we are not a USRPHC (as described below under “Sale or Other Taxable Disposition”), an applicable withholding agent is likely to apply the rules applicable to distributions by USRPHCs (as described in the preceding sentence).

Unless an applicable income tax treaty provides otherwise, dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder generally must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Unless an applicable income tax treaty provides otherwise, any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States;

•	the Non-U.S. Holder is an alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our being a USRPHC for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period preceding the date of the disposition and. (ii) the Non-U.S. Holder’s holding period with respect to the share of common stock that is disposed (the “Applicable USRPHC Period”).

Unless an applicable income tax treaty provides otherwise, any gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain recognized upon the sale or other disposition of our common stock, and may be offset by certain U.S. source capital losses of the Non-U.S. Holder, if any, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies, gain recognized by a Non-U.S. Holder will be subject to U.S. federal income tax on a net basis at the regular rates unless an applicable tax treaty provides otherwise. We can give no assurances that the Company is not currently a USRPHC. In addition, even if the Company is not currently a USRPHC, since the determination of USRPHC status in the future will be based upon the composition of our assets from time to time, there can be no assurance that the Company will not become a USRPHC in the future. However, so long as our common stock is treated as “regularly traded” on an established securities market (within the meaning of applicable Treasury regulations), a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax by virtue of our status as a USRPHC on any gain recognized from the sale or other taxable disposition of our common stock, and such gain will not be subject to U.S. federal income tax unless such holder owns, directly or under certain constructive ownership rules of the Code, more than 5% of the outstanding shares of our common stock at some time during the Applicable USRPHC Period. We currently believe that our common stock will be considered to be “regularly traded” on an established securities market for these purposes because it is currently traded on the NASDAQ Stock Market. If we were considered a USRPHC at any time during the Applicable USRPHC Period and our common stock ceased to be “regularly traded” on an established securities market, a Non-U.S. Holder (regardless of the amount of stock owned) generally would become subject to U.S. federal income tax on any gain recognized from the sale or other taxable disposition of our common stock on a net basis at the regular graduated rates unless an applicable tax treaty provides otherwise, and a 15% withholding tax would apply to the gross sale proceeds. Any amounts withheld may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

The rules regarding USRPIs are complex, and Non-U.S. Holders should consult their tax advisors on the application of these rules based on their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding (currently at a rate of 24%), provided that the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain brokers that are U.S. persons or have a specified relationship with the United States generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have a specified relationship with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities (whether such institutions or entities are beneficial owners or intermediaries). Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA also would have applied to payments of gross proceeds from the sale or other disposition of our common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as the representatives of the underwriters named below in this offering. Subject to terms and conditions set forth in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed, severally and not jointly, to purchase, the number of shares of common stock set forth opposite its name in the table below:

Underwriter	Number of initial shares
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC

Total	30,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased (other than the shares covered by the option below unless and until this option is exercised). If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The offering of the shares of the common stock by the underwriters is subject to receipt and acceptance of the shares and the underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an additional 4,500,000 shares of common stock from us at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Underwriting Discounts and Expenses

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $            per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Gross Without Option	Gross With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $                million.

No Sales of Similar Securities

We, our directors and certain of our executive officers have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC. In the case of the Company, this agreement does not apply to any existing employee benefit plans. This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect of those liabilities.

Nasdaq Global Market Listing

The shares are listed on the NASDAQ Stock Market under the symbol “CZR.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option to purchase additional shares described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ Stock Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Notices to Prospective Investors

Notice to Prospective Investors in European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

The shares of common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares of common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares of common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the shares. The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Certain Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their affiliates have provided, from time to time, and may continue to provide to us and to persons and entities that have relationships with us, investment banking, commercial banking, financial and other services, including letters of credit, share repurchase, depository and account processing services, for which we have paid and, may in the future pay, customary fees and commissions for these transactions. Specifically, Deutsche Bank Securities Inc. has been engaged by us as a financial advisor in connection with the Possible William Hill Acquisition and, as a result, such entity or their affiliates have received (or will receive) customary fees and commissions in connection therewith. In addition, affiliates of certain of the underwriters may provide debt and/or equity commitments or financing to the Company in connection with the Possible William Hill Acquisition.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default and other financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve or relate to assets, securities and/or instruments of ours or our affiliates (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. Certain of the underwriters and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Certain of the underwriters and/or certain affiliates of the underwriters currently act as agents, arrangers and/or lenders under our credit agreements, and, in each case, such underwriters and/or such affiliates have received or will receive customary fees and commissions in connection therewith.

Conflicts of Interest

Certain of the underwriters and/or certain affiliates of the underwriters may be holders William Hill’s 4.875% Senior Notes due 2023 and 4.750% Senior Notes due 2026, and, as a result, in the event that we use the net proceeds from this offering of our common stock in connection with the Possible William Hill Acquisition, including the William Hill Debt Payoff, certain of the underwriters and/or their affiliates may receive a portion of the proceeds from this offering of common stock. As a result of the foregoing, such affiliates of the underwriters may receive in excess of 5% of the net proceeds from this offering. The receipt of at least 5% of the net proceeds of this offering by an underwriter (or an affiliate) would be considered a “conflict of interest” under Financial Industry Regulatory Authority (“FINRA”) Rule 5121. As such, this offering is being conducted in compliance with FINRA Rule 5121, which requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(B), the appointment of a qualified independent underwriter is not necessary in connection with this offering as a bona fide public market exists in the shares of common stock, as that term is defined in the rule. See “Use of Proceeds.”

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement and certain other legal matters in connection with this offering will be passed upon for the Company by Latham & Watkins LLP. Cahill Gordon & Reindel LLP will pass upon certain legal matters relating to this offering for the underwriters.

EXPERTS

The consolidated financial statements of Caesars Entertainment, Inc. (formerly Eldorado Resorts, Inc.) appearing in Caesars Entertainment, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Caesars Holdings, Inc. (formerly Caesars Entertainment Corporation) appearing in Exhibit 99.1 of the June 15, 2020 Current Report on Form 8-K of Caesars Entertainment, Inc. have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at https://www.sec.gov. Information about us, including our SEC filings, is also available at our Internet site at https://www.caesars.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or the accompanying prospectus or has been expressly incorporated by reference into this prospectus supplement or the accompanying prospectus.

This prospectus supplement constitutes part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus supplement omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus supplement but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the addresses and websites listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus supplement and the accompanying prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we have terminated the offerings of all of the securities to which this prospectus relates:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 28, 2020 and as amended on April 30, 2020 (File No. 001-36629);

•	our amended Annual Report on Form 10-K for the year ended December 31, 2019, filed on April 30, 2020 (File No. 001-36629);

•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2020, filed on May 11, 2020, and for the six months ended June 30, 2020, filed on August 6, 2020;

•

our Current Reports on Form 8-K, filed on January 13, 2020, March  10, 2020, March  17, 2020, April  10, 2020, June  15, 2020, June  19, 2020, June  26, 2020, July  2, 2020, July  2, 2020, July  7, 2020, July  9, 2020, July  17, 2020, July  17, 2020, July  20, 2020, July  21, 2020 (as amended on September  18, 2020 and August  10, 2020), July  27, 2020, July  31, 2020, August  6, 2020 and September 18, 2020 (File No. 001-36629);

•	our Proxy Statement on Schedule 14A, filed with the SEC on May 19, 2020 (File No. 001-36629); and

•

the description of our common stock, par value $0.00001 per share, contained in our Registration Statement on Form 8-A/A filed on August 12, 2020 (File No. 001-36629), including any amendment or reports filed for the purpose of updating this description.

Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

c/o Caesars Entertainment, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Telephone: (775) 328-0100

Certain of our SEC filings, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q, can be viewed and printed from the investor relations section of our website at https:// www.caesars.com free of charge. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or the accompanying prospectus or has been expressly incorporated by reference into this prospectus supplement or the accompanying prospectus.

PROSPECTUS

ELDORADO RESORTS, INC.

Common Stock

The securities listed above may be offered and sold by us or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 3 of this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference or deemed incorporated by reference in this prospectus and any applicable prospectus supplement before you invest in our securities.

None of the U.S. Securities and Exchange Commission, any state securities commission, any state gaming commission or any other gaming authority or other regulatory agency has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 15, 2020

Unless the context requires otherwise, references to “Eldorado,” the “Company,” “we,” “us,” “our” or similar terms are to Eldorado Resorts, Inc. and its subsidiaries. References to “$” and “dollars” are to United States dollars.

This prospectus, any applicable prospectus supplement and any free writing prospectus filed by us do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do they constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

For investors outside of the United States, neither we nor any selling securityholders have done anything that would permit the offering, possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or distribution of this prospectus outside of the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed on Form S-3 with the Securities and Exchange Commission (the “SEC”) under a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell common stock in one or more offerings.

Each time we offer and sell securities, we will provide a prospectus supplement or other type of offering document or supplement (together referred to herein as a “prospectus supplement”) that will contain specific information about the terms of that offering. Any applicable prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in such applicable prospectus supplement or free writing prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated or deemed incorporated by reference in this prospectus, in any applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide any information other than that contained in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we may have referred you. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different or additional information, and we are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date hereof or, in the case of information incorporated or deemed incorporated by reference herein, as of the date thereof, regardless of the time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC website at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we have terminated the offerings of all of the securities to which this prospectus relates:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020;

•

the information in our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders that is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and

•

our Current Reports on Form 8-K filed on January 13, 2020, March  10, 2020, March  17, 2020, March  23, 2020, April  10, 2020 and April 24, 2020 (other than the portions of those documents furnished and not deemed to be filed).

Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Attention: Secretary

(775) 328-0100

Certain of our SEC filings, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q, can be viewed and printed from the investor relations section of our website at www.eldoradoresorts.com free of charge. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website is not part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or any accompanying prospectus supplement or has been expressly incorporated by reference into this prospectus or any accompanying prospectus supplement. Our common stock is listed on the NASDAQ Stock Market under the symbol “ERI”. You may inspect reports, proxy statements and other information about us at the office of NASDAQ, One Liberty Plaza, 165 Broadway, New York, New York 10006.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements are included throughout the document, including within “Risk Factors,” and relate to our business strategy, our prospects and our financial position. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward looking statements include, but are not limited to, statements regarding: the impact of COVID-19 on our business and financial condition; projections of future results of operations or financial condition; our ability to consummate the acquisition of Caesars Entertainment Corporation (“CEC”); the related real estate transactions with VICI (as defined below) and its affiliates and the disposition of MontBleu and our properties located in Shreveport, Kansas City and Vicksburg; expectations regarding our business and results of operations of our existing casino properties and prospects for future development; expectations regarding trends that will affect our market and the gaming industry generally and the impact of those trends on our business and results of operations; our ability to comply with the covenants in the agreements governing our outstanding indebtedness; our ability to meet our projected debt service obligations, operating expenses, and maintenance capital expenditures; expectations regarding availability of capital resources; our intention to pursue development opportunities, including the development of a mixed-use entertainment and hospitality destination expected to be located on unused land adjacent to the Pompano casino and racetrack, and additional acquisitions and divestitures; our ability to obtain financing for, and realize the anticipated benefits, of the acquisition of CEC and future development and acquisition opportunities; and the impact of regulation on our business and our ability to receive and maintain necessary approvals for our existing properties and future projects and operation of online sportsbook, poker and gaming. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.

Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results will not differ materially from our expectations. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: (a) the extent and duration of the impact of the global COVID-19 pandemic on the Company’s business, financial results and liquidity; (b) the duration of closure of our properties, which we cannot predict at this time; (c) the impact and cost of new operating procedures expected to be implemented upon re-opening of the Company’s casinos; (d) the impact of actions we have undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic, which could negatively impact guest loyalty and our ability to attract and retain our employees; (e) the impact of the COVID-19 pandemic and resulting unemployment and changes in general economic conditions on discretionary consumer spending and customer demand; (f) our substantial indebtedness and significant financial commitments, including our lease obligations, could adversely affect our results of operations and our ability to service such obligations, react to changes in our markets and pursue development and acquisition opportunities; (g) restrictions and limitations in agreements governing our debt could significantly affect our ability to operate our business and our liquidity; (h) risks relating to payment of a significant portion of our cash flow as debt service and rent under our lease obligations; (i) financial, operational, regulatory or other potential challenges that may arise as a result of leasing of a number of our properties from a single lessor; (j) our facilities operate in very competitive environments and we face increasing competition including through legalization of online betting and gaming; (k) uncertainty regarding legalization of betting and online gaming in the jurisdictions in which we operate and conditions applicable to obtaining the licenses required to enable our betting and online gaming partners to conduct betting and gaming activities; (l) the ability to identify suitable acquisition opportunities and realize growth and cost synergies from any future acquisitions; (m) future maintenance, development or expansion projects will be subject to significant development and construction risks; (n) our gaming operations are highly regulated by governmental authorities and the cost of complying or the impact of failing to comply with such regulations; (o) changes in gaming taxes and fees in jurisdictions in which we operate; (p) risks relating to pending claims or future claims that may be brought against us; (q) changes in interest rates and capital and credit markets; (r) our ability to comply with certain covenants in our debt documents and lease obligations; (s) the effect of disruptions to our information technology and other systems and infrastructure; (t) our ability to attract and retain customers; (u) weather or road conditions limiting access to our properties; (v) the effect of war, terrorist activity, acts of violence, natural disasters and other catastrophic events; (w) the intense competition to attract and retain management and key employees in the gaming industry; and (x) other factors included in “Risk Factors,” of this prospectus, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the SEC.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

THE COMPANY

We are a geographically diversified gaming and hospitality company with 23 gaming facilities in 11 states as of March 31, 2020. Our properties, which are located in Colorado, Florida, Illinois, Indiana, Iowa, Mississippi, Missouri, Louisiana, Nevada, New Jersey and Ohio, feature approximately 23,900 slot machines, video lottery terminals and e-tables, approximately 660 table games and approximately 11,300 hotel rooms. Our primary source of revenue is generated by gaming operations, and we utilize our hotels, restaurants, bars, entertainment, racing, sportsbook offerings, retail shops and other services to attract customers to our properties.

We are organized under the laws of the state of Nevada. The address and telephone number of our executive offices are 100 West Liberty Street, Suite 1150, Reno, Nevada 89501, and (775) 328-0100. Our common stock is listed on the NASDAQ Global Select Market under the symbol “ERI”.

INDUSTRY AND MARKET DATA

We may use or incorporate by reference in this prospectus data and industry forecasts which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed after the date of this prospectus, all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See also “Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

The description of our common stock will be provided in a prospectus supplement. Each time we offer securities with this prospectus, the terms of that offering, including the specific amounts, prices and terms of the securities offered, and, if applicable, information about the selling securityholders, will be contained in the applicable prospectus supplement and other offering materials relating to such offering or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference herein.

LEGAL MATTERS

Latham & Watkins LLP is acting as counsel to the Company in connection with this prospectus. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of Eldorado Resorts, Inc. appearing in Eldorado Resorts, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.